Exhibit 23.1
                   Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 22, 1999 relating to the financial statements, which appears in 3Dfx Interactive, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, as amended by 3Dfx Interactive Inc.'s Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report dated January 22, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A.

PricewaterhouseCoopers LLP
San Jose, California
May 19, 1999